ION reports fourth quarter and year end 2016 results

Fourth Quarter Highlights:

•	Revenues of $35.4 million, a 54% decrease over fourth quarter 2015

•	Net loss of $6.5 million, or $(0.55) per share, or an adjusted net loss of $11.6 million, or $(0.99) per share, compared to a net loss of $5.5 million, or $(0.51) per share in the fourth quarter 2015

•	Adjusted EBITDA of $6.6 million compared to $18.4 million one year ago

•	Positive fourth quarter net cash flows, after excluding a patent litigation payment and repayment under the revolving credit facility

•	Increase in backlog of multi-client and data processing projects to $34 million at December 31, compared to $19 million one year ago
Full Year Highlights:

•	Revenues of $172.8 million, a 22% decrease over 2015

•
Net loss of $65.1 million, or $(5.71) per share, or an adjusted net loss of $66.1 million, or $(5.80) per share, compared to a net loss of $25.1 million, or $(2.29) per share, or an adjusted net loss of $118.7 million, or $(10.83) per share in 2015

•	Adjusted EBITDA of $10.5 million compared to $(41.6) million in 2015

•	Cash flow break-even for full year 2016, after excluding a patent litigation payment and financing items
HOUSTON – February 8, 2017 – ION Geophysical Corporation (NYSE: IO) today reported a fourth quarter 2016 net loss of $6.5 million, or $(0.55) per share, on revenues of $35.4 million, compared to a net loss of $5.5 million, or $(0.51) per share, on revenues of $77.5 million in fourth quarter 2015. Excluding special items, the Company's fourth quarter 2016 adjusted net loss was $11.6 million, or $(0.99) per share. No special items impacted fourth quarter 2015. A reconciliation of special items to the financial results can be found in the tables of this press release.
The Company reported an Adjusted EBITDA for fourth quarter 2016 of $6.6 million, compared to $18.4 million one year ago. A reconciliation of Adjusted EBITDA to the closest comparable GAAP numbers can be found in the tables of this press release.
The Company consumed $(9.9) million of cash in fourth quarter 2016, compared to $(3.3) million in the prior year period. The fourth quarter 2016 net cash included a $20.8 million payment related to the WesternGeco patent litigation and a $5.0 million repayment under the revolving credit facility. Excluding these items, the Company generated positive net cash during the quarter of $15.9 million.

Brian Hanson, the Company’s President and Chief Executive Officer, commented, “As anticipated, 2016 was another challenging year for us and our industry. Oil prices remained low and E&P spending decreased approximately 22% from 2015 levels. While the revenue we recognized during the fourth quarter was below our expectations, we closed a significant amount of new deals related to our 3D multi-client Campeche reimaging program in partnership with Schlumberger, increasing our backlog as we move into 2017. Our multi-client new venture programs and data processing backlog increased to $34 million at year-end, compared to $19 million at year-end 2015. This increase in backlog should translate to higher new venture revenues in the first quarter 2017, compared to the first quarter 2016.
“We are now fully benefiting from the $95 million of cost reductions we have implemented over the past two years and believe we have rightsized our business to reflect 2016 market conditions. This is evidenced by the fact the business generated cash in the fourth quarter and was cash flow break-even for the full year after excluding special items in both periods related to our litigation payment to WesternGeco and our bond exchange. We continue to believe our current liquidity, coupled with our operational and financial restructurings, will enable us to weather this severe industry downturn.
“We believe that the E&P industry reached the bottom of the cycle during 2016, as we are starting to see leading indicators of recovery. Tenders have started picking up in the OBS market and we are seeing renewed interest in underwriting new venture programs for the first time in two years. However, we expect growth in seismic spending to lag behind some other segments of the oil and gas sector.
"We believe 2017 will be a transition year for ION as the market starts to recover later in the year, and as usual, believe the first half will be softer than the back half. Due to our past rightsizing initiatives, we should be able to run our business through 2017 and position ourselves for a recovery in our area of the industry in 2018. We have been able to maintain our capabilities, our workforce and our R&D programs and we are actively positioning ourselves to take full advantage of a more normal 2018.”
For the full year 2016, the Company reported a net loss of $65.1 million, or $(5.71) per share, on revenues of $172.8 million, compared to a net loss of $25.1 million, or $(2.29) per share, on revenues of $221.5 million in 2015. Excluding special items in both periods, the Company's adjusted net loss was $66.1 million, or $(5.80) per share, compared to an adjusted net loss of $118.7 million, or $(10.83) per share in 2015.
Full year 2016 Adjusted EBITDA was $10.5 million, compared to $(41.6) million in 2015. For the full year 2016, the Company consumed net cash of $(32.3) million, compared to $(88.7) million in 2015. The full year 2016 net cash included a $21.7 million payment related to the second quarter bond exchange and related fees, the fourth quarter patent litigation payment of $20.8 million and net borrowings of $10.0 million under the revolving credit facility. Excluding these items, the Company's net cash was slightly positive for the year.
The Company’s cash balance, excluding borrowings under the revolving credit facility at December 31, 2016, was $42.7 million.  The Company had outstanding borrowings of $10.0 million and $15.2 million of remaining availability on its maximum $40.0 million revolving credit facility at December 31, 2016. The remaining available amount has been reduced due to a decline in the eligible receivables that collateralize the facility.
FOURTH QUARTER 2016
The Company's segment revenues for the fourth quarter were as follows (in thousands):

	Three Months Ended December 31,
	2016	2015	% Change
E&P Technology & Services	$25,216	$63,256	(60)%
E&P Operations Optimization	10,153	14,210	(29)%
Ocean Bottom Services	—	—	—
Total	$35,369	$77,466	(54)%
Within the E&P Technology & Services segment, new venture revenues were $11.1 million, a 15% decrease from fourth quarter 2015; data library revenues were $7.9 million, a 79% decrease; and Imaging Services revenues were $6.2 million, a 48% decrease. All businesses within the E&P Technology & Services segment continue to be impacted by the slowdown in exploration spending.
Within the E&P Operations Optimization segment, Devices revenues were $6.1 million, a 29% decrease from fourth quarter 2015. Devices continues to be impacted by reduced seismic contractor activity. Optimization Software & Services revenues were $4.1 million, a 28% decrease from fourth quarter 2015, primarily due to lower Orca® licensing revenues, which were the result of vessels being taken out of service and, to a lesser extent, the effects of foreign currency.
The Ocean Bottom Services (OBS) segment contributed no revenues during the fourth quarter as its crew and vessels have been idle since completion of a survey offshore Nigeria in the third quarter 2016. The crew and vessels have since been cold-stacked, significantly reducing the ongoing carrying costs, while OceanGeo actively pursues tenders for long-term work in 2017.
Consolidated gross margin was 24%, compared to 29% in fourth quarter 2015. Gross margin in the E&P Technology & Services declined to 20% and E&P Operations Optimization declined to 50% during the fourth quarter 2016. The decline in gross margin was the result of a decrease in revenues, partially offset by savings from the Company’s previous cost cutting initiatives. Ocean Bottom Services had no revenues in both periods, resulting in no gross margin.
Consolidated operating expenses were $16.7 million, down 28% from $23.2 million in fourth quarter 2015. Operating margin was (24)%, compared to 0% in the prior year quarter. Similar to gross margin, the decline in operating margin was the result of a decrease in revenues, partially offset by savings from the Company’s previous cost cutting initiatives.
The fourth quarter 2016 tax benefit of $1.4 million was the result of charges between affiliates which provided for additional tax deductible expenses in a non-US business.

FULL YEAR 2016
The Company's segment revenues for the full year were as follows (in thousands):

	Years Ended December 31,
	2016	2015	% Change
E&P Technology & Services	$92,889	$157,250	(41)%
E&P Operations Optimization	43,502	64,263	(32)%
Ocean Bottom Services	36,417	—	100%
Total	$172,808	$221,513	(22)%
Within the E&P Technology & Services segment, new venture revenues were $27.4 million, a 43% decrease from 2015; data library revenues were $40.0 million, a 37% decrease; and Imaging Services revenues were $25.5 million, a 44% decrease. All businesses within the E&P Technology & Services segment continue to be impacted by the slowdown in exploration spending.
Within the E&P Operations Optimization segment, Devices revenues, comprised primarily of repair and replacement revenues, were $26.7 million, a 26% decrease from 2015. Optimization Software & Services revenues were $16.8 million, a 40% decrease from 2015, primarily due to lower Orca licensing revenues and, to a lesser extent, the effects of foreign currency.
The OBS segment was positively impacted by the Company’s OBS crew going back to work during the second and third quarters of 2016, whereas the crew was idle throughout all of 2015.
Consolidated gross margin was 21%, compared to 4% in 2015. The Ocean Bottom Services gross margin improved to 26%, while the E&P Technology & Services gross margin declined to 5% and E&P Operations Optimization declined to 50% during 2016. The margin improvement in Ocean Bottom Services was the result of the crew going back to work in 2016, while declines within the other segments were the result of revenue decreases, which more than offset the savings from prior cost cutting initiatives.
Consolidated operating expenses were $79.2 million, down 27% from $108.6 million in 2015. Operating margin was (25)%, compared to (45)% in the prior year. The decrease in operating expenses due to the Company’s cost reduction efforts had a positive impact on operating margin, more than offsetting the impact from the decline in revenues.
Income tax expense was $4.4 million for full year 2016, related to income from the Company's non-U.S. businesses. This foreign tax expense has not been offset by the tax benefits on losses within the U.S. and other jurisdictions, from which the Company cannot currently benefit, resulting in an income tax expense on a consolidated pre-tax loss.

CONFERENCE CALL
The Company has scheduled a conference call for Thursday, February 9, 2017, at 10:00 a.m. Eastern Time that will include a slide presentation to be posted in the Investor Relations section of the ION website by 9:00 a.m. Eastern Time. To participate in the conference call, dial (877) 407-0672 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until February 23, 2017. To access the replay, dial (877) 660-6853 and use pass code 13652933#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. An archive of the webcast will be available shortly after the call on the Company’s website.
About ION
ION is a leading provider of technology-driven solutions to the global oil & gas industry. ION’s offerings are designed to help companies reduce risk and optimize assets throughout the E&P lifecycle. For more information, visit www.iongeo.com.
Contact
Steve Bate
Executive Vice President and Chief Financial Officer
+1.281.552.3011

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include future sales, earnings and market growth, timing of sales, future liquidity and cash levels, future estimated revenues and earnings, sales expected to result from backlog, benefits expected to result from OceanGeo, expected outcome of litigation and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risks associated with pending and future litigation, including the risk that the Company does not prevail in its appeal of the judgment in the lawsuit with WesternGeco and that the ultimate outcome of the lawsuit could have a material adverse effect on the Company’s financial results and liquidity; the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; the performance of OceanGeo; the Company’s level and terms of indebtedness; competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product lines. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed during 2016.

Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Service revenues	$26,140	$63,562	$130,640	$160,480
Product revenues	9,229	13,904	42,168	61,033
Total net revenues	35,369	77,466	172,808	221,513
Cost of services	22,057	47,582	115,763	179,816
Cost of products	4,968	6,667	21,013	33,295
Impairment of multi-client data library	—	399	—	399
Gross profit	8,344	22,818	36,032	8,003
Operating expenses:
Research, development and engineering	3,232	4,949	17,833	26,445
Marketing and sales	3,997	7,118	17,371	30,493
General, administrative and other operating expenses	9,433	11,131	43,999	51,697
Total operating expenses	16,662	23,198	79,203	108,635
Loss from operations	(8,318)	(380)	(43,171)	(100,632)
Interest expense, net	(4,442)	(4,667)	(18,485)	(18,753)
Other income	4,974	240	1,350	98,275
Loss before income taxes	(7,786)	(4,807)	(60,306)	(21,110)
Income tax expense (benefit)	(1,444)	447	4,421	4,044
Net loss	(6,342)	(5,254)	(64,727)	(25,154)
Net (income) loss attributable to noncontrolling interests	(149)	(290)	(421)	32
Net loss attributable to ION	$(6,491)	$(5,544)	$(65,148)	$(25,122)
Net loss per share:
Basic	$(0.55)	$(0.51)	$(5.71)	$(2.29)
Diluted	$(0.55)	$(0.51)	$(5.71)	$(2.29)
Weighted average number of common shares outstanding:
Basic	11,792	10,893	11,400	10,957
Diluted	11,792	10,893	11,400	10,957

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$52,652	$84,933
Accounts receivable, net	20,770	44,365
Unbilled receivables	13,415	19,937
Inventories	15,241	32,721
Prepaid expenses and other current assets	9,559	14,807
Total current assets	111,637	196,763
Property, plant, equipment and seismic rental equipment, net	67,488	72,027
Multi-client data library, net	105,935	132,237
Goodwill	22,208	26,274
Intangible assets, net	3,103	4,810
Other assets	2,845	2,977
Total assets	$313,216	$435,088
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$14,581	$7,912
Accounts payable	26,889	29,799
Accrued expenses	26,240	34,287
Accrued multi-client data library royalties	23,663	25,045
Deferred revenue	3,709	6,560
Total current liabilities	95,082	103,603
Long-term debt, net of current maturities	144,209	175,080
Other long-term liabilities	20,527	44,365
Total liabilities	259,818	323,048
Equity:
Common stock	118	107
Additional paid-in capital	899,198	894,715
Accumulated deficit	(824,679)	(759,531)
Accumulated other comprehensive loss	(21,748)	(14,781)
Treasury stock	—	(8,551)
Total stockholders’ equity	52,889	111,959
Noncontrolling interests	509	81
Total equity	53,398	112,040
Total liabilities and equity	$313,216	$435,088

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Cash flows from operating activities:
Net loss	$(6,342)	$(5,254)	$(64,727)	$(25,154)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization (other than multi-client library)	4,951	6,867	21,975	26,527
Amortization of multi-client data library	10,174	11,253	33,335	35,784
Stock-based compensation expense	755	1,312	3,267	5,486
Reduction of loss contingency related to legal proceedings	(1,168)	—	(1,168)	(101,978)
Impairment of multi-client data library	—	399	—	399
Loss on bond exchange	—	—	2,182	—
Write-down of excess and obsolete inventory	429	151	429	151
Deferred income taxes	(2,212)	1,452	(1,181)	7,444
Change in operating assets and liabilities:
Accounts receivable	11,101	(22,933)	20,426	69,491
Unbilled receivables	10,254	11,467	6,543	1,630
Inventories	(62)	1,787	2,312	2,251
Accounts payable, accrued expenses and accrued royalties	(8,466)	13,412	(5,085)	(30,264)
Deferred revenue	(656)	1,005	(2,759)	(1,571)
Other assets and liabilities	(20,419)	(1,446)	(13,978)	(6,720)
Net cash provided by (used in) operating activities	(1,661)	19,472	1,571	(16,524)
Cash flows from investing activities:
Investment in multi-client data library	(3,283)	(17,406)	(14,884)	(45,558)
Purchase of property, plant, equipment and seismic rental equipment	(921)	(1,640)	(1,488)	(19,241)
Proceeds from sale of cost method investments	2,698	—	2,698	—
Other investing activities	30	1	30	1,263
Net cash used in investing activities	(1,476)	(19,045)	(13,644)	(63,536)
Cash flows from financing activities:
Borrowings under revolving line of credit	—	—	15,000	—
Repayments under revolving line of credit	(5,000)	—	(5,000)	—
Payments on notes payable and long-term debt	(1,908)	(2,021)	(8,634)	(7,452)
Cost associated with issuance of debt	(106)	—	(6,744)	(145)
Repurchase of common stock	—	(1,989)	(964)	(1,989)
Payments to repurchase bonds	—	—	(15,000)	—
Other financing activities	(265)	(20)	(252)	73
Net cash used in financing activities	(7,279)	(4,030)	(21,594)	(9,513)
Effect of change in foreign currency exchange rates on cash and cash equivalents	532	297	1,386	898
Net decrease in cash and cash equivalents	(9,884)	(3,306)	(32,281)	(88,675)
Cash and cash equivalents at beginning of period	62,536	88,239	84,933	173,608
Cash and cash equivalents at end of period	$52,652	$84,933	$52,652	$84,933

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net revenues:
E&P Technology & Services:
New Venture	$11,084	$12,979	$27,362	$48,294
Data Library	7,932	38,378	39,989	63,326
Total multi-client revenues	19,016	51,357	67,351	111,620
Imaging Services	6,200	11,899	25,538	45,630
Total	25,216	63,256	92,889	157,250
E&P Operations Optimization:
Devices	6,082	8,536	26,746	36,269
Optimization Software & Services	4,071	5,674	16,756	27,994
Total	10,153	14,210	43,502	64,263
Ocean Bottom Services	—	—	36,417	—
Total	$35,369	$77,466	$172,808	$221,513
Gross profit (loss):
E&P Technology & Services	$5,126	$20,462	$4,708	$13,508
E&P Operations Optimization	5,098	8,024	21,745	33,995
Ocean Bottom Services	(1,880)	(5,668)	9,579	(39,500)
Total	$8,344	$22,818	$36,032	$8,003
Gross margin:
E&P Technology & Services	20%	32%	5%	9%
E&P Operations Optimization	50%	56%	50%	53%
Ocean Bottom Services	—%	—%	26%	—%
Total	24%	29%	21%	4%
Income (loss) from operations:
E&P Technology & Services	$421	$12,460	$(16,446)	$(24,941)
E&P Operations Optimization	2,490	4,345	9,652	20,131
Ocean Bottom Services	(3,809)	(8,623)	(1,756)	(55,080)
Support and other	(7,420)	(8,562)	(34,621)	(40,742)
Total	$(8,318)	$(380)	$(43,171)	$(100,632)
Operating margin:
E&P Technology & Services	2%	20%	(18)%	(16)%
E&P Operations Optimization	25%	31%	22%	31%
Ocean Bottom Services	—%	—%	(5)%	—%
Support and other	(21)%	(11)%	(20)%	(18)%
Total	(24)%	—%	(25)%	(45)%

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Reconciliation of Adjusted EBITDA to Net Loss
(Non-GAAP Measure)
(In thousands)
(Unaudited)
The term Adjusted EBITDA represents net income (loss) before interest expense, interest income, income taxes, depreciation and amortization, and other non-cash charges including, without limitation, reduction of loss contingency related to legal proceedings, loss on extinguishment of debt and previously reserved amounts due from the INOVA joint venture. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income (loss) or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included Adjusted EBITDA as a supplemental disclosure because its management believes that Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net loss	$(6,342)	$(5,254)	$(64,727)	$(25,154)
Interest expense, net	4,442	4,667	18,485	18,753
Income tax expense (benefit)	(1,444)	447	4,421	4,044
Depreciation and amortization expense	15,125	18,120	55,310	62,311
Reduction of loss contingency related to legal proceedings	(1,168)	—	(1,168)	(101,978)
Write-down of multi-client data library	—	399	—	399
Loss on bond exchange	—	—	2,182	—
Recovery of INOVA bad debts	(3,983)	—	(3,983)	—
Adjusted EBITDA	$6,630	$18,379	$10,520	$(41,625)

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
Reconciliation of Special Items to Diluted Income (Loss) per Share
(Non-GAAP Measure)
(In thousands, except per share data)
(Unaudited)
The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information, additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is income (loss) from operations or net income (loss) excluding certain charges or amounts. This adjusted income (loss) amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for income (loss) from operations, net income (loss) or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and the corresponding reconciliation to GAAP financials for the three and twelve months ended December 31, 2016 and the twelve months ended December 31, 2015.

	Three Months Ended December 31, 2016
	As Reported	Special Items		As Adjusted
Net revenues	$35,369	$—		$35,369
Cost of sales	27,025	—		27,025
Gross profit	8,344	—		8,344
Operating expenses	16,662	—		16,662
Loss from operations	(8,318)	—		(8,318)
Interest expense, net	(4,442)	—		(4,442)
Other income (expense), net	4,974	(5,151)	(1)	(177)
Income tax expense (benefit)	(1,444)	—		(1,444)
Net loss	(6,342)	(5,151)		(11,493)
Net income attributable to noncontrolling interests	(149)	—		(149)
Net loss applicable to ION	$(6,491)	$(5,151)		$(11,642)
Net loss per share:
Basic	$(0.55)			$(0.99)
Diluted	$(0.55)			$(0.99)
Weighted average number of common shares outstanding:
Basic	11,792			11,792
Diluted	11,792			11,792

	Twelve Months Ended December 31, 2016				Twelve Months Ended December 31, 2015
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted
Net revenues	$172,808	$—		$172,808	$221,513	$—		$221,513
Cost of sales	136,776	(1,077)	(2)	135,699	213,510	(3,981)	(4)	209,529
Gross profit	36,032	1,077		37,109	8,003	3,981		11,984
Operating expenses	79,203	(932)	(2)	78,271	108,635	(3,233)	(4)	105,402
Loss from operations	(43,171)	2,009		(41,162)	(100,632)	7,214		(93,418)
Interest expense, net	(18,485)	—		(18,485)	(18,753)	—		(18,753)
Other income (expense), net	1,350	(2,969)	(3)	(1,619)	98,275	(100,360)	(5)	(2,085)
Income tax expense	4,421	—		4,421	4,044	269		4,313
Net loss	(64,727)	(960)		(65,687)	(25,154)	(93,415)		(118,569)
Net (income) loss attributable to noncontrolling interests	(421)	—		(421)	32	(172)		(140)
Net loss applicable to ION	$(65,148)	$(960)		$(66,108)	$(25,122)	$(93,587)		$(118,709)
Net loss per share:
Basic	$(5.71)			$(5.80)	$(2.29)			$(10.83)
Diluted	$(5.71)			$(5.80)	$(2.29)			$(10.83)
Weighted average number of common shares outstanding:
Basic	11,400			11,400	10,957			10,957
Diluted	11,400			11,400	10,957			10,957

(1)	Represents $1.2 million reduction in the WesternGeco legal contingency and $4.0 million recovery of INOVA bad debts

(2)	Represents severance charges during the second quarter 2016

(3)	In addition to note(1), the twelve months ended December 31, 2016 includes a $2.2 million loss on extinguishment of debt associated with the Company's second quarter 2016 bond exchange

(4)	Represents severance and facility charges related to the Company's restructurings in 2015

(5)	Primarily represents an additional partial reduction in the WesternGeco legal contingency in 2015